EXHIBIT 99.1

MTS Systems Corporation

Executive Variable Compensation (EVC) Plan

2009 Performance Goals

The Board of Directors of MTS Systems Corporation has established the Performance Goals for the fiscal year 2009 Performance Period with the relative weighting indicated. They are as follows:

Earnings Per Share (30%);

Earnings Before Interest and Taxes Rate to Revenue (30%);
Revenue (25%); and

Working Capital Rate to Revenue (15%)